SECOND AMENDMENT AND EXTENSION
OF STOCK PURCHASE OPTION
BETWEEN
DR. HAURI AG
AND
LSB HOLDINGS, INC.

This Second Amendment and Extension of Stock Purchase Option, effective the 1st day of July, 2004, between LSB Holdings, Inc. an Oklahoma corporation ("Grantee"), and Dr. Hauri AG, a Swiss corporation (the "Grantor"), in reference to the following:

PREAMBLE

WHEREAS, LSB Chemical Corp., an Oklahoma corporation, entered into a stock purchase option agreement with Grantor, dated June 15, 1994 (the "Option Agreement"); and

WHEREAS, pursuant to the terms of the Option Agreement, Grantee was granted an option to purchase one hundred percent (100%) of the issued and outstanding common stock, FF 100 par value per share of Compagnie Financier du Taraois ("CFT"), a French corporation; and

WHEREAS, CFT owns all of the outstanding stock in MultiClima, S.A., a French corporation; and

WHEREAS, on December 5, 1994, LSB Chemical Corp. transferred and assigned all of its right, title and interest in the Option Agreement to LSB International Corp., now known as ClimaCool Corp. ("CCC"); and

WHEREAS, effective December 2, 1998, Grantor and LSB International Corp. entered into an Amendment and Extension of Stock Purchase Option ("First Amendment"), extending the exercise date of the Option Agreement until no later than June 15, 2005; and

WHEREAS, on March 18, 2004, CCC transferred and assigned all of its right, title and interest in the Option Agreement, as amended, to Grantee; and

WHEREAS, the Option Agreement, as amended, and the assignments thereof are attached hereto as Exhibit "A" , the terms of which are incorporated herein by reference; and

WHEREAS, Grantee is a lender to CFT in the amount of approximately $4 million U.S. Dollars (the "Debt"), which Debt is secured by substantially all the assets of CFT (the "Security")

WHEREAS, Grantee has determined to forgive the Debt and release the Security, in consideration of: a) the extension of the Option Agreement, as amended, for three (3) years beyond June 15, 2005, b) the granting to Grantee and its affiliates by Grantor and its subsidiaries of an indemnity and a general release and waiver, except for amounts owing by LSBH and its affiliates for the purchase of HVAC products from MultiClima, S.A., and c) the agreement by Grantor and its subsidiaries that certain actions not be taken or permitted to occur during the Exercise Period (defined below); and

WHEREAS, the forgiveness of Debt and release of the Security is memorialized by an agreement, a copy of which is attached as Exhibit "B".

NOW, THEREFORE, in consideration of the payment of $10.00, other consideration as stated herein and in the preamble, and the continuing mutual and dependent promises set forth herein, in the Option Agreement, and in the First Amendment, the Grantor and Grantee do hereby agree as follows:

1.Extension of Option. Section 1 of the Option Agreement, as amended under the First Amendment, is hereby amended in its entirety to read as follows:

1.Option to Purchase Covered Shares. Subject to the terms and conditions of this Agreement, the Grantor hereby grants to the Grantee the Option to purchase the Covered Shares. Such Option shall be exercisable by the Grantee or its designee or assignee, in whole or in part, at any time during the period commencing July 1, 2004 and ending on June 15, 2008 (the "Exercise Period").

2.Indemnification and General Release. Grantor hereby unconditionally agrees to hold harmless, protect, defend, and indemnify Grantee and Grantee's officers, directors, employees, agents, successors, assigns, affiliates and subsidiaries ("Indemnity Group") from and against all liabilities, costs, damages, penalties, assessments, remedies, claims, orders, judgments, and expenses of any kind or nature ("Claims") sustained, asserted or claimed by the Indemnitee Group, any third party, or the Grantor, as a result of, arising directly or indirectly from, or related in any manner to, the Grantor or its affiliates, subsidiaries, officers, directors, employees, agents, successors and assigns, or any equipment purchased from MultiClima, S.A. by any third person or any person among the Indemnity Group. The Grantor and its affiliates, subsidiaries, officers, directors, employees, agents, successors and assigns also release, discharge and forever acquit the Indemnity Group from any and all Claims, except that this general release shall not apply to the purchase price of equipment purchased by any person among the Indemnity Group from MultiClima, S.A.

3.Covenants of Grantor. Without Grantee's written consent, Grantor shall not, and shall not permit its subsidiaries, to engage in or enter into any of the following transactions, whether directly or indirectly, during the Exercise Period:

a. Take any action that would, in effect, make the exercise by Grantee of the Option Agreement, as amended, unavailable or impractical.

b. Sell, convey or transfer any of the capital shares of MultiClima, S.A. or CFT.

c. Sell, convey or transfer all or a substantial part of the assets of CFT or MultiClima, S.A.

d. Liquidate or dissolve CFT or MultiClima, S.A.

e. Merge CFT or MultiClima, S.A. to any other entity where CFT or MultiClima, S.A. is not the surviving entity.

f. Issue any shares of equity securities or common stock.

g. Declare any dividends or distributions to any stockholders.

.Except as amended herein, all of the other terms and conditions set forth in the Option Agreement as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives effective July 1, 2004.

"GRANTEE":                                                   "GRANTOR":

LSB HOLDINGS, INC.                                         DR. HAURI AG

By:________________________________                       By:________________________________
Name:______________________________                       Name:______________________________
Title:_____________________________                       Title: _____________________________
Dated:_____________________________                       Dated: _____________________________

AGREED and ACKNOWLEDGED:

COMPANIE FINANCIER DU TARAOIS                              MULTICLIMA, S.A.

By:________________________________                       By:________________________________
Name:______________________________                       Name:______________________________
Title:_____________________________                       Title: _____________________________
Dated:_____________________________                       Dated: _____________________________